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                                                                    EXHIBIT 12.1

         STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                             Year Ended December 31,                         For the Six Months
                                                             -----------------------                               Ended
                                                                 (in thousands)                                    -----
                                                 1998         1999        2000        2001         2002      6/30/02     6/30/03
                                                 ----         ----        ----        ----         ----      -------     -------
Income (loss) before income tax and the
  cumulative effect of the changes in
  accounting                                   (21,316)     (54,758)   (660,831)    (148,037)   (207,399)   (171,359)   (39,318)
Add:  fixed charges                              1,322        1,685       1,703        4,189       4,388       2,206      1,951
                                               -------      -------    --------     --------    --------    --------    -------
      Earnings as defined                      (19,994)     (53,073)   (659,128)    (143,848)   (203,011)   (169,153)   (37,367)
                                               =======      =======    ========     ========    ========    ========    =======

Fixed charges
Interest expensed                                  767          797         810        2,295       2,275       1,137        737
Estimated interest component of rent               555          888         893        1,894       2,113       1,069      1,214
                                               -------      -------    --------     --------    --------    --------    -------
      Total fixed charges                        1,322        1,685       1,703        4,189       4,388       2,206      1,951
                                               =======      =======    ========     ========    ========    ========    =======
Ratio of earnings to fixed charges                  (1)          (1)         (1)          (1)         (1)         (1)        (1)

         (1) Because earnings were insufficient to cover fixed charges, no ratios are provided.